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                                                                    Exhibit 99.1



                                         [WESTINGHOUSE LOGO]
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WESTINGHOUSE PUBLIC RELATIONS            WESTINGHOUSE ELECTRIC CORPORATION

                                         WESTINGHOUSE BUILDING, GATEWAY CENTER
                                         PITTSBURGH, PENNSYLVANIA 15222


     Contact:    Jack Bergen                 Contact:    Kevin Ramundo
     Telephone:  (212) 975-3835              Telephone:  (412) 642-4989


                               FOR USE: IMMEDIATE


WESTINGHOUSE REPORTS 1997 SECOND QUARTER RESULTS

         PITTSBURGH, July 28, 1997 - Westinghouse Electric Corporation (NYSE:WX) reported net income and income from continuing operations of $1 million, or $.00 per share, for the quarter ended June 30, 1997. These results compare to last year's second quarter net loss of $89 million or $.20 per share. The second quarter of 1996 included an after-tax charge of $114 million, or $.26 per share.

         For the first half of 1997, Westinghouse had a net loss of $150 million, or $.23 per share, compared with a net loss of $152 million or $.36 per share, excluding special items, in the year-ago period.

WESTINGHOUSE/CBS GROUP

         In the second quarter, Westinghouse's media group reported earnings before interest, taxes, depreciation and amortization (EBITDA) of $261 million compared with $340 million in the year-ago quarter, on a proforma basis. Infinity's contribution to EBITDA for the quarter was offset by decreased revenue at the television network and a less favorable effect of purchase price accounting for program rights. On a proforma basis, sales in the media group were essentially flat.

         The CBS Radio Group continued to outperform the radio industry, growing at a double-digit rate. The Group's EBITDA of $157 million represents an increase of nearly 23 percent compared with the year-ago quarter, on a proforma basis.
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WESTINGHOUSE REPORTS 1997 SECOND QUARTER RESULTS                         -2-

         Television station revenues declined 4 percent on a comparable station basis, and EBITDA was essentially flat. Cost reduction programs instituted over the past 18 months made significant contributions to EBITDA for the quarter.

         During the quarter, the company combined the radio group and the television stations into a consolidated CBS Station Group, and took several initiatives to improve advertising sales in its local markets. Commenting on the changes, Michael H. Jordan, Westinghouse chairman and chief executive officer, said: "Momentum at our television stations has improved rapidly as a result of our recent management actions and a strong May Book. We expect our ongoing growth, particularly in the major markets, to benefit significantly from greater interaction among our television, radio and outdoor businesses."

         At the TV network, EBITDA decreased significantly, primarily due to the previously mentioned effect of purchase price accounting and higher programming costs. Although key demographics have declined slightly, the network is continuing to grow audience share.

         Summarizing the performance and prospects for the media businesses, Mr. Jordan said: "We completed the 1996-1997 broadcast season with a strong
May sweeps performance, and we look forward to continual strengthening of our ratings. The new season's strong price increases in the upfront market demonstrate substantial improvement in advertisers' outlook for the CBS network and are another positive sign for the TV stations. On the cable front, we expect to complete our acquisition of The Nashville Network and Country Music Television before the end of the third quarter. And finally, our radio and outdoor advertising businesses continue to set the pace for the industry - and the company - with exceptional top-line and bottom-line growth."

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WESTINGHOUSE REPORTS 1997 SECOND QUARTER RESULTS                           -3-

THERMO KING

         Operating profit increased more than 6 percent for the quarter. Profitability was enhanced by a surge in bus air conditioning sales, improved conditions in the North American truck and trailer industry, lower material costs and productivity improvements. Thermo King revenues were essentially flat, primarily due to the strong U.S. dollar.

         "Thermo King's performance is excellent. Not only have they continued to outperform the market, but they also have delivered solid earnings growth quarter-to-quarter over the last five-plus years," Mr. Jordan said.

INDUSTRIES AND TECHNOLOGY GROUP

         Financial performance improved in every business in the Industries and Technology Group compared with last year's second quarter. Total revenues increased 14 percent compared to a year ago, primarily due to increased service sales in Power Generation.

         At Power Systems, which includes the Power Generation and Energy Systems businesses, revenues increased nearly 15 percent, and operating profit improved by $36 million. Despite relatively flat sales, operating profit at Energy Systems increased $15 million. At Power Generation, service and new equipment sales drove revenues up 26 percent and helped narrow the operating loss to $2 million from $20 million in last year's second quarter.

         Operating profit in the Government Operations unit increased more than 40 percent, largely due to the timing of fees from several government contracts.

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WESTINGHOUSE REPORTS 1997 SECOND QUARTER RESULTS                           -4-

         Commenting on the Industries and Technology Group's performance and prospects, Mr. Jordan said: "The performance of our industrial businesses continued to strengthen during the past quarter. As an independent company, under the leadership of its new chief executive officer, Ernie Drew, this focus on performance will intensify. We are confident that this new enterprise will emerge after the spin-off with the financial strength and stability to continue as a strong competitor in its markets."

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